Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

BISON CAPITAL ACQUISITION CORP.

Article I. NAME OF CORPORATION

Section 1.01 The name of the corporation is Bison Capital Acquisition Corp. (the “Corporation”).

Article II. PURPOSE

Section 2.01 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a Business Combination.

Article III. REGISTERED AGENT

Section 3.01 The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company,1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801, and the name of the Corporation’s registered agent at such address is CT Corporation.

Article IV. CAPITALIZATION

Section 4.01 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 250,000,000 shares, consisting of (a) 200,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.02 Preferred Stock. Subject to Article IX hereof, without prejudice to any special rights previously conferred on the holders of any existing Preferred Stock, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.03 Common Stock.

(a)	The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. Except as may otherwise by provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.02), each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Certificate of Incorporation, or in any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation, or in a Preferred Stock Designation, the holders of the Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or any Preferred Stock Designation.

(b)	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Certificate of Incorporation (as amended), the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c)	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Certificate of Incorporation (as amended), in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.04 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.05 Variation of Rights.

(a)	Unless the proposed variation is for the purposes of approving, or in conjunction with, the consummation of a Business Combination, prior to a Business Combination but subject always to the limitations set out in Article XI, the rights attached to the Common Stock as specified in Section 4.04 may only, whether or not the Corporation is being wound up, be varied by a resolution passed at a duly convened and constituted meeting of the stockholders of the Corporation holding Common Stock by the holders of at least sixty-five percent (65%) of the total number of shares of Common Stock that are present and have voted (and are entitled to vote thereon) in relation to such resolution at such meeting (or alternatively by a resolution consented to in writing by holders of sixty-five percent (65%) of the votes of all shares of Common Stock entitled to vote thereon), unless otherwise provided by the terms of issue of such class.

(b)	In the case of a proposed variation that (a) is for the purposes of approving, or in conjunction with, the consummation of a Business Combination; or (b) is after the consummation of a Business Combination, the rights attached to the Common Stock as specified in Section 4.04 may only, whether or not the Corporation is being wound up, be varied by a resolution passed at a duly convened and constituted meeting of the stockholder of the Corporation holding stockholders of Common Stock by the holders of more than fifty percent (50%) of the total number of shares of Common Stock that are present and have voted (and are entitled to vote thereon) in relation to such resolution at such meeting (or alternatively by a resolution consented to in writing by holders of more than fifty percent (50%) of the votes of all shares of Common Stock entitled to vote thereon), unless otherwise provided by the terms of issue of such class.

(c)	The rights attached to any class of Preferred Stock in issue as specified in Section 4.02 may only, whether or not the Corporation is being wound up, be varied by a resolution passed at a duly convened and constituted meeting of the stockholders of the Corporation holding shares of Preferred Stock in such class by the holders of more than fifty percent (50%) of the shares of Preferred Stock of that same class present and voting (and entitled to vote thereon) in relation to such resolution at such meeting (or alternatively by a resolution consented to in writing by holders of more than fifty percent (50%) of the votes of all shares of Preferred Stock of the relevant class entitled to vote thereon), unless otherwise provided by the terms of issue of such class.

(d)	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Section 4.06 Fractional Shares. The Corporation may at the discretion of the Board, but shall not otherwise be obliged to, issue fractional shares or round up or down fractional holdings of shares to its nearest whole number and a fractional share (if authorized by the Board) may have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

Article V. BOARD OF DIRECTORS

Section 5.01 Powers of the Board. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders.

Section 5.02 Number, Election and Term.

(a)	The minimum number of directors of the Corporation shall be one and there shall be no maximum number of directors. The number of directors, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time pursuant to a resolution adopted by a majority of the Board.

(b)	Subject to Section 5.05 hereof, the directors of the Corporation shall be divided into two classes designated Class I and Class II. Each class shall consist, as nearly as may be possible, of one-half of the total number of directors constituting the entire Board. The Board may assign members of the Board already in office at the time of effectiveness of this Certificate of Incorporation (the “Effective Time”) to such classes. The Class I directors shall stand elected for a term expiring at the Corporation’s first annual stockholder meeting following the Effective Time and the Class II directors shall stand elected for a term expiring at the Corporation’s second annual stockholder meeting following the Effective Time. At each annual meeting of the stockholders of the Corporation following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the second annual stockholder meeting following their election, subject to their earlier death, resignation or removal. Except as DGCL or any applicable law may otherwise require, in the interim between an annual stockholder meeting or general meeting called for the election of directors and/or the removal of one or more directors any vacancy on the Board, may be filled by the majority vote of the remaining directors.

(c)	Subject to Section 5.05 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal (provided that no director may be removed by majority of the stockholders prior to the consummation of the initial Business Combination).

(d)	Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.03 Newly Created Directorships and Vacancies. Subject to Section 5.05 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.04 Removal. Subject to Section 5.04 hereof, any or all of the directors may be removed from office with or without cause by: (a) following the consummation of the initial Business Combination, but not at any time before, but only for cause and only by the affirmative vote of holders of a majority of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.05 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation or any Preferred Stock Designation and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI. BYLAWS

Section 6.01 Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board and the stockholders shall have the power to adopt, amend, alter or repeal the Bylaws as set out at Article XI below.

Article VII. MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.01 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairman of the Board, chief executive officer or president of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the stockholders shall have no right to call a special meeting.

Section 7.02 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.03 Action by Written Consent. Subsequent to the consummation of the IPO, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

Article VIII. LIMITED LIABILITY; INDEMNIFICATION

Section 8.01 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.02 Indemnification and Advancement of Expenses.

(a)	To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.02 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)	The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.02 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)	Any repeal or amendment of this Section 8.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)	This Section 8.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnity and to advance expenses to persons other than indemnitees.

Article IX. BUSINESS COMBINATION

Section 9.01 General.

(a)	The provisions of this Article IX shall apply during the period commencing upon the Effective Time and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination.

(b)	Unless a stockholder vote is required by law or the rules of the NASDAQ Capital Market, or, at the sole discretion of the Board, the Board determines to hold a stockholder vote for business or other reasons, the Corporation may enter into a Business Combination without submitting such Business Combination to its stockholders for approval.

(c)	Although not required, in the event that a stockholder vote is held, and a majority of the votes of the shares entitled to vote thereon which were present at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorised to consummate the Business Combination.

Section 9.02 Redemption Rights.

(a)	In the event that the Corporation does not consummate a Business Combination within 21 months from the closing of the IPO (such date falling 21 months after the closing of the IPO being referred to as the “Termination Date”), such failure shall trigger an automatic redemption of the Public Shares (an “Automatic Redemption Event”) and the Board shall take all such action necessary (i) as promptly as reasonably possible but no more than five (5) business days thereafter to redeem the Public Shares or distribute the Trust Account to the holders of Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (ii) as promptly as practicable, to cease all operations except for the purpose of making such distribution and any subsequent winding up of the Corporation’s affairs. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.

(b)	As long as the Corporation is not a “foreign private issuer” within the meaning of the rules under the Securities Exchange Act of 1934 (the “Exchange Act”) at the time it may commence an offer to redeem the Public Shares for cash by means of a tender offer (the “Tender Redemption Offer”) in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act Tender Redemption Offer, the Board at its sole discretion may elect, but are not required, to conduct a Tender Redemption Offer in connection with the initial Business Combination. If the Corporation is conducting a Tender Redemption Offer, the Corporation will file tender offer documents with the SEC prior to consummating the Business Combination which contain substantially the same financial and other information about the Business Combination and the redemption rights as would be required in a proxy solicitation pursuant to Regulation 14A of the Exchange Act. In accordance with the Exchange Act, the Tender Redemption Offer will remain open for a minimum of 20 business days and the Corporation will not be permitted to consummate its Business Combination until the expiry of such period. If in the event a stockholder holding Public Shares accepts the Tender Redemption Offer and the Corporation has not otherwise withdrawn the tender offer, the Corporation shall, promptly after the consummation of the Business Combination, pay such redeeming stockholder, on a pro rata basis, cash equal to the applicable Per-Share Redemption Price.

(c)	In the event that a stockholder vote is held to approve the Business Combination, then the Corporation will in connection with a Business Combination either:

(i)	notwithstanding any proxy solicitation in connection with any stockholder vote (to the extent one is required or determined to be held), conduct any required or agreed redemptions in connection with any proposed Business Combination solely pursuant to a Tender Redemption Offer on the same basis as is set out under Section 9.02(b) and on no other basis; or

(ii)	if the Board at its sole discretion elects, or if the Corporation is required to do so by any applicable law or the rules of the NASDAQ Capital Market (whether or not the Corporation is also conducting or required to conduct a Tender Redemption Offer in respect of the Business Combination), in connection with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, offer to redeem the Public Shares (the “Proxy Redemption Offer”), other than those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation, regardless of whether such shares are voted for or against the Business Combination, for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price; provided, that any such redeeming stockholder who either individually or together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as such term is defined under Section 13 of the Exchange Act) shall not be permitted to redeem more than twenty percent (20%) of the total Public Shares sold in the IPO. For the avoidance of doubt, if the Corporation is not a “foreign private issuer” within the meaning of the rules under the Exchange Act at the time it may commence a Tender Redemption Offer, then the Corporation is not required to conduct a Tender Redemption Offer and may determine to conduct only a Proxy Redemption Offer.

(d)	In the event the Board proposes any amendment to Article IX or to any of the other rights of the Common Stock as set out in Section 4.04, but not for the purposes of approving or in conjunction with the consummation of, a Business Combination that would affect the substance or timing of the Corporation’s obligations as described in this Article IX to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares (an “Amendment”) and such Amendment is (i) duly approved by a Resolution of Stockholders; and (ii) the amended Certificate of Incorporation reflecting such amendment are filed at the Secretary of State of Delaware, the Corporation will offer to redeem the Public Shares (other than those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation) to any stockholder for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price (an “Amendment Redemption Event”).

(e)	In no event will the Corporation consummate the Tender Redemption Offer or the Proxy Redemption Offer under Section 9.02(b) or 9.02(c)(ii) or an Amendment Redemption Event under Section 9.02(d) if such redemptions would cause the Corporation to have net tangible assets to be less than US$5,000,001.

Section 9.03 Distributions from the Trust Account.

(a)	A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an Automatic Redemption Event, an Amendment Redemption Event or in the event he accepts a Tender Redemption Offer or a Proxy Redemption Offer where the Business Combination is consummated. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Account. A holder of Public Shares that is an Initial Stockholder or its affiliate or a director or officer of the Corporation shall be entitled to receive distributions upon an Automatic Redemption Event. A holder of Public Shares shall be entitled to receive distributions from the Trust Account only as provided in Section 9.02. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to distributions from the Trust Account.

(b)	Neither the Corporation nor any officer, director or employee of the Corporation will disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) an Automatic Redemption Event or in payment of the redemption or acquisition price for any shares which the Corporation is required or elects to purchase, redeem or otherwise acquire in accordance with these Articles, in each case in accordance with the trust agreement governing the Trust Account; provided that interest earned on the Trust Account (as described in the Registration Statement) may be released from time to time to the Corporation as set forth in the trust agreement governing the Trust Account.

Section 9.04 Issuance of Shares or Debt Securities. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation or any debt securities that would entitle the holders thereof to receive funds from the Trust Account or vote on any Business Combination proposal.

Section 9.05 Transactions with Affiliates. The Business Combination must be approved by a majority of the independent members of the Board. In the event the Corporation enters into a Business Combination with a company that is affiliated with the Sponsor or any of the directors or officers of the Corporation, the Corporation will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions on the type of Target Business the Corporation is seeking to acquire that such a Business Combination is fair to the holders of the Public Shares from a financial point of view.

Section 9.06 No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company, as such term is defined in Rule 419 of the Securities Act of 1933, or a similar company with nominal operations.

ARTICLE X. CORPORATE OPPORTUNITY

Section 10.01 The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any of his or her current or future fiduciary duties or contractual obligations.

ARTICLE XI. AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

Section 11.01 No Amendment by Board. The Corporation may amend its Certificate of Incorporation or Bylaws by a Resolution of Stockholders or by a resolution adopted by a majority of the Board, provided that no amendment may be made by the Board:

(a)	to restrict the rights or powers of the stockholders to amend the Certificate of Incorporation or Bylaws;

(b)	to change the percentage of stockholders required to pass a Resolution of Stockholders to amend the Certificate of Incorporation or Bylaws;

(c)	in circumstances where the Certificate of Incorporation or Bylaws cannot be amended by the stockholders; or

(d)	to change Sections 4.02, 4.03, Article IX and this Section 11.01.

Section 11.02 No Amendment by Resolution of Stockholders. Notwithstanding Section 11.01, no amendment may be made to the Certificate of Incorporation or Bylaws by a Resolution of Stockholders to amend:

(a)	Article IX prior to the initial Business Combination that would affect the substance or timing of the Corporation’s obligations as described in Article IX to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares unless the holders of the Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price as set forth in Article IX; or

(b)	This Section 11.02 during the Target Business Acquisition Period.

ARTICLE XII. INCORPORATOR

Section 12.01 The name and mailing address of the incorporator are as follows:

Name: James Jiayuan Tong

Mailing Address: 609-610 21st Century Tower, No. 40 Liangmaqiao Road, Chaoyang District, Beijing, China, 100016.

ARTICLE XIII. DEFINITIONS AND INTERPRETATION

Business Combination means the initial acquisition by the Corporation, whether through a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar type of transaction, with a Target Business at Fair Value.

Domestication means the re-domicile of the Corporation as a Delaware corporation in accordance with Section 388 of DGCL, and Section 184 of the BVI Companies Act and shall no longer be considered a company incorporated in the British Virgin Islands which takes effectiveness upon the filing of this Certificate of Incorporation and the Certificate of Domestication with the Secretary of the State of Delaware.

Fair Value means a value that is equal to at least 80% of the balance in the Trust Account (excluding any taxes payable thereon) at the time of the execution of a definitive agreement for a Business Combination.

Initial Stockholder means the Sponsor, the directors and officers of the Corporation or their respective affiliates who hold shares prior to the IPO.

IPO means the initial public offering of securities of the Corporation, which offering closed on June 23, 2017.

Per-Share Redemption Price means:

(a)	with respect to an Automatic Redemption Event or an Amendment Redemption Event, the aggregate amount on deposit in the Trust Account (including any interest earned thereon not previously released to the Corporation for the payment of taxes) divided by the number of then outstanding Public Shares; and

(b)	with respect to either a Tender Redemption Offer or a Proxy Redemption Offer, the aggregate amount then on deposit in the Trust Account on the date that is two business days prior to the consummation of the Business Combination (including any interest earned thereon not previously released to the Corporation for the payment of taxes), divided by the number of then outstanding Public Shares;

Public Shares means the ordinary shares of the Corporation issued in the IPO which are automatically converted into shares of Common Stock of the Corporation upon the effectiveness of Domestication.

Registration Statement means the Corporation’s registration statement on Form S-1 filed with the SEC as declared effective on June 19, 2017.

Resolution of Stockholders means:

(a)	prior to the consummation of a Business Combination in relation to any resolution seeking to amend or vary the rights of Common Stock (unless such amendment or variation is for the purposes or approving, or in conjunction with, the consummation of a Business Combination), either (x) a resolution approved at a duly convened and constituted meeting of the stockholders of the Corporation by the affirmative vote of the holders of at least sixty-five percent (65%) of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, or (y) a resolution consented to in writing by holders of sixty-five percent of the votes of all shares entitled to vote thereon; or

(b)	in all other cases (including in relation to any resolution seeking to amend or vary the rights of Common Stock where such amendment or variation is for the purposes or approving, or in conjunction with, the consummation of a Business Combination), either (x) a resolution approved at a duly convened and constituted meeting of the stockholders of the Corporation by the affirmative vote of a majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, or (y) a resolution consented to in writing by holders of a majority of the votes of all the shares entitled to vote thereon.

SEC means the United States Securities and Exchange Commission.

Sponsor means Bison Capital Holding Company Limited, a company incorporated in the British Virgin Islands.

Target Business means any business or entity with whom the Corporation wishes to undertake a Business Combination.

Target Business Acquisition Period means the period commencing from the effectiveness of the registration statement filed with the SEC in connection with the IPO up to and including the first to occur of (i) a Business Combination or (ii) the Termination Date.

Trust Account means the account in which the net amount of the offering proceeds received by the Corporation in the IPO (including proceeds of any exercise of the underwriter’s over-allotment option and any proceeds from the simultaneous private placement of like units comprising like securities to those included in the IPO by the Corporation) as described in the Registration Statement at the time it was declared effective were deposited, except for any amounts stated in the Registration Statement to be excluded from such account.

The effective date and time of this filing is May 14, 2019, 9:40 AM EST.

IN WITNESS WHEREOF, Bison Capital Acquisition Corp. has caused this Certificate of Incorporation of Incorporation to be duly executed in its name and on its behalf as of the 10th day of May, 2019.

INCORPORATOR

By:	/s/ James Jiayuan Tong
Name: James Jiayuan Tong
Address: 609-610 21st Century Tower No. 40 Liangmaqiao Road Chaoyang District, Beijing China, 100016

[Signature Page to Certificate of Incorporation]